Exhibit 23.4

CONSENT OF QUALIFIED PERSON

I, Marta Aguilera, state that I am responsible for preparing or supervising the preparation of part(s) of the technical report summary titled “Technical Report Summary, Operation Report, Nueva Victoria” with an effective date of April 24, 2023, as signed, and certified by me (the “Technical Report Summary”).

Furthermore, I state that:

(a)	I consent to the public filing of the Technical Report Summary by Sociedad Química y Minera de Chile S.A. (the “Company”) as an exhibit to Form 6-K of the Company (“Form 6-K”).

(b)	the document that the Technical Report Summary supports is the Company’s Annual Report on Form 20-F for the year ended December 31, 2022, and any existing amendments or supplements and/or exhibits thereto (Form 6-K and Form 20-F, collectively the “Document”);

(c)	I consent to the use of my name in the Document, to any quotation from or summarization in the Document of the parts of the Technical Report Summary for which I am responsible, and to the incorporation by reference of the Technical Report Summary into Form 20-F and the Company’s Registration Statement on Form F-3ASR (Registration No. 333-254538); and

(d)	I confirm that I have read the Document, and that the Document fairly and accurately reflects, in the form and context in which it appears, the information in the parts of the Technical Report Summary for which I am responsible.

By	/s/ Marta Aguilera
Marta Aguilera

Independent Geologist

Dated at Santiago, Chile on April 24, 2023